[Letterhead of Shearman & Sterling LLP]

January 30, 2006

The Board of Directors

Quest Diagnostics Incorporated

1290 Wall Street West

Lyndhurst, NJ 07071

Ladies and Gentlemen :

We have acted as counsel to Quest Diagnostics Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission relating to the issuance of $400,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2010 and $500,000,000 aggregate principal amount of the Company’s 5.45% Senior Notes due 2015 (and together with the Company’s 5.125% Senior Notes due 2010, the “Exchange Notes”) and the unconditional guarantees by the subsidiary guarantors listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Subsidiary Gaurantees”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) all of the Exchange Notes for a like amount of its outstanding unregistered 5.125% Senior Notes due 2010 and its 5.45% Senior Notes due 2015, respectively (the unregistered 5.125% Senior Notes due 2010 and the unregistered 5.45% Senior Notes due 2015 together being the “Old Notes”), and to exchange the Exchange Note Subsidiary Guarantees for the outstanding unregistered unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors (the “Old Note Subsidiary Guarantees”).

The Exchange Notes and the Exchange Note Subsidiary Guarantees will be registered under the Securities Act as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”) and will be issued upon consummation of the Exchange Offer. The Old Notes and the Old Note Subsidiary Guarantees were, and the Exchange Notes and the Exchange Note Subsidiary Guarantees will be, issued pursuant to an indenture, dated as of June 27, 2001 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated as of June 27, 2001, among the Company, the Initial Subsidiary Guarantors (as defined therein) party thereto as guarantors, and The Bank of New York, as trustee (the “Trustee”), as further supplemented by a second supplemental indenture, dated as of November 26, 2001, among the Company, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a third supplemental indenture, dated as of April 4, 2002, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fourth supplemental indenture, dated as of March 19, 2003, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fifth supplemental indenture, dated as of April 16, 2004, among the Company, the additional Subsidiary Guarantor (as defined therein) party thereto and the Trustee, as further supplemented by a sixth supplemental indenture dated October 31, 2005, among the Company, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee and as further supplemented by the seventh supplemental indenture dated November 21, 2005, among the Company, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee (collectively, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Indenture.
(b)	A Specimen of the Exchange Notes.
(c)	A Specimen of the Exchange Note Subsidiary Guarantees.

The documents described in the foregoing clauses (a) through (c) of this paragraph are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)	The Registration Statement.
(b)	The Prospectus.
(c)

The Registration Rights Agreement as of October 31, 2005 among the Company, the Subsidiary Guarantors named therein, Banc of America LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley (the “Registration Rights Agreement”).

(d)

originals or copies of such other corporate records of the Company and its subsidiaries, certificates of public officials and of officers of the Company and its subsidiaries and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.

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(d)          As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Subsidiary Guarantors.

(e)          That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)           That:

(i)           Each of the Company and the Subsidiary Guarantors is duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)          Each of the Company and the Subsidiary Guarantors has the full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(iii)        The execution, delivery and performance by each of the Subsidiary Guarantors of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)         contravene its certificate or articles of incorporation, bylaws or other organizational documents;

(B)          violate any law, rule or regulation applicable to it; or

(C)          result in any conflict or breach of any agreement or document binding on it.

(iv)         No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Subsidiary Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that the New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Guarantors, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and our opinion in paragraph 1 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule

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or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.            The Indenture has been duly authorized, executed and delivered by the Company, and assuming that the Indenture has been duly authorized, executed and delivered by each Subsidiary Guarantor and the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding agreement of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms.

2.            If and when duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and the Registration Rights Agreement and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

3.            Assuming that the Exchange Note Subsidiary Guarantees have been duly authorized, executed and delivered by each of the Subsidiary Guarantors in accordance with the terms of the Indenture and the Registration Rights Agreement, and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Subsidiary Guarantees will be the legal, valid and binding obligations of the Subsidiary Guarantor which issued such Exchange Note Subsidiary Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms and entitled to the benefits of the Indenture.

Our opinions above are subject to the following qualifications:

(a)          Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)          Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)          Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

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This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP

STG/MFM/RRK
BC

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